NOTICE OF ANNUAL MEETING OF
                                 SHAREHOLDERS
                         TO BE HELD ON APRIL 18, 1996

                                                            March 8, 1996

SHAREHOLDERS OF IWC RESOURCES CORPORATION:

    The annual meeting of shareholders of IWC Resources Corporation ("Resources") will be held at the University Place Conference Center and Hotel, 850 West Michigan Street, Room 132, Indianapolis, Indiana 46202, on Thursday, April 18, 1996, at 11:00 a.m., EST, for the following purposes:

  (1)To elect five directors to serve three-year terms until the annual meeting of shareholders in 1999 and until their successors are elected and have qualified, as set forth in the accompanying Proxy Statement;

  (2)To approve or disapprove a proposed amendment to Article V of Resources' Articles of Incorporation increasing the number of authorized shares of common stock from 10,000,000 to 20,000,000 shares;

  (3)To approve or disapprove the proposed appointment of KPMG Peat Marwick LLP as auditors for Resources for 1996; and

  (4)To transact such other business as may properly come before the meeting.

  All shareholders of record at the close of business on February 29, 1996, will be eligible to vote.

    It is important that your shares be represented at this meeting so that a quorum will be assured. Whether or not you expect to be present, please complete, date, sign and return the enclosed proxy form in the accompanying addressed, postage-paid envelope. If you attend the meeting, your proxy will be canceled at your request.

                                          By Order of the Board of Directors,



                                          JOHN M. DAVIS, Secretary
                                          IWC RESOURCES CORPORATION

                      (ANNUAL REPORT MAILED CONCURRENTLY)

                                PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS OF
                           IWC RESOURCES CORPORATION
                         TO BE HELD ON APRIL 18, 1996

    This statement is being furnished on or about March 8, 1996, to shareholders of record on February 29, 1996, in connection with a solicitation by the Board of Directors of IWC Resources Corporation ("Resources") of proxies to be voted at the annual meeting of shareholders of Resources to be held at 11:00 a.m., EST, Thursday, April 18, 1996, at the University Place Conference Center and Hotel, 850 West Michigan Street, Room 132, Indianapolis, Indiana 46202, for the purposes set forth in the accompanying Notice. Resources is the parent corporation of Indianapolis Water Company ("IWC").

    On February 29, 1996, there were outstanding and entitled to vote 8,293,765 common shares of Resources. The shareholders entitled to vote at the meeting will be determined from the record at the close of business on that date and will have one vote for each share held. In addition, on such date there were outstanding and entitled to vote 51,612 shares of Resources Series B Convertible Redeemable Preferred Stock ("Preferred Stock"). The holders of the Preferred Stock are entitled to one vote for each share held and vote together with the holders of the common shares.

    If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. Unless revoked, a properly executed proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy as to Proposals 1, 2 and 3 or, if no instructions are given, for the election as directors of all nominees listed under Proposal 1 and for approval of Proposals 2 and 3. Assuming a quorum is present at the meeting, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election at the meeting. The approval of the proposal to increase the number of authorized shares of Resources will require an affirmative vote of a majority of the total outstanding shares. The appointment of auditors will require that the votes cast in favor of such proposal exceed the votes cast against. Pursuant to the Indiana Business Corporation Law and the Bylaws of Resources, shares held by persons who abstain from voting on a proposal will be counted in determining whether a quorum is present but will not be counted as voting either for or against such proposal. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares on a particular proposal, those shares will not be counted in determining whether a quorum is present or as voting with respect to that proposal.

    The Board of Directors knows of no matters, other than those reported herein, which are to be brought before the meeting. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

    The cost of this solicitation of proxies will be borne by Resources.

                      PROPOSAL 1.  ELECTION OF DIRECTORS

    Directors are elected for staggered terms of three years with approximately one-third of the Board of Directors standing for election each year. At the meeting, five directors are to be elected, each to hold office for a three-year term and until his successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of the persons identified on the following page. Each such person has indicated that he will accept nomination and election as a director. However, if any such person is unable or unwilling to accept nomination or election, it is the intention of management to nominate such other person as director as it may in its discretion determine, in which event proxies will be voted for such other person.

    The following tables set forth information regarding the nominees for director and those directors of Resources whose terms of office continue past the meeting. Unless otherwise indicated in a footnote to the following table, the principal occupation of each person has been the same for the last five years.

Nominees for Directors
           NAME AND AGE                          Present Principal                    Director         Term to EXPIRE
                                                    OCCUPATION                          SINCE
Joseph R. Broyles,* 53              President of the Industries                         1992                1999
                                    Division of Resources (1)
Robert B. McConnell,* 74            Chairman of the Executive                           1971                1999
                                    Committee of Resources and IWC (2)
J. George Mikelsons, 58             Chairman of the Board and                           1989                1999
                                    Chief Executive Officer,
                                    Amtran, Inc. (airlines)
Thomas M. Miller,* 66               Associate, Schenkel, McVey                          1985                1999
                                    and Associates
                                    (public relations)(3)
Jerry D. Semler, 59                 Chairman of the Board, President                     --                 1999
                                    and Chief Executive Officer,
                                    American United Life
                                    Insurance Company
                                    (mutual life insurance company)(4)

Directors Continuing in Office
           NAME AND AGE                          Present Principal                    Director         Term to  EXPIRE
                                                    OCCUPATION                          SINCE
Joseph D. Barnette, Jr., 56         Chairman and Chief Executive Officer, Bank          1983                1998
                                    One, Indianapolis, NA (commercial bank)
Robert A. Borns, 60                 Chairman of the Board,                              1994                1997
                                    Borns Management Corporation
                                    (real estate management)
Milton O. Thompson,** 41            Partner, Baker, Siegel & Page,                      1996                1997
                                    (attorneys)(5)
Otto N. Frenzel, III,* 65           Chairman of the Executive Committee,                1963                1998
                                    National City Bank, Indiana
                                    (commercial bank)(6)
J. B. King, 66                      Vice President and General Counsel,                 1981                1997
                                    Guidant Corporation
                                    (medical devices)(7)
James T. Morris,* 52                Chairman of the Board and Chief                     1989                1997
                                    Executive Officer of Resources
                                    and IWC (8)
Susan O. Conner, 43                 Senior Vice President of Public Affairs,            1995                1998
                                    USA Group, Inc. (student loans)(9)
J. A. Rosenfeld, 64                 President of the Utilities                          1995                1998
                                    Division of Resources and IWC (10)
Fred E. Schlegel, 54                Partner, Baker & Daniels                            1988                1998
                                    (attorneys for Resources and IWC)



* Member of Executive Committee

** Appointed to fill  the  vacancy  created by the resignation of Murvin Enders
incident  to  Mr.  Enders          joining   Resources  as  vice  president  of
administrative affairs in 1995.

( 1)Mr. Broyles joined IWC in 1965 as plant engineer and has served as an executive officer of IWC in several capacities since 1983, most recently as president from January 1992 until August 1995 when he was appointed president of the Industries Division of Resources, incident to formation of the two divisions (Utilities and Industries).

( 2)Mr. McConnell was chairman of the Board and chief executive officer of Resources and IWC from October 1986 to April 1991. He also served as president of Resources and IWC from October 1988 to January 1989.

( 3)Mr. Miller was formerly chairman of the Board and chief executive officer, NBD Indiana, Inc. and NBD Bank, N.A. Mr. Miller is also a director of NBD Indiana, Inc., NBD Bank, N.A. and IPALCO Enterprises, Inc.

( 4)Mr. Semler has been employed by American United Life Insurance Company since 1959, and was elected president in 1980, chief executive officer in 1989, and chairman in 1991, respectively.

( 5)Mr. Thompson also serves on the  Board  of  Directors  of  American  States
    Insurance.

(  6)Before retiring December 1995, Mr. Frenzel served as chairman of the Board of National City Bank, Indiana. Mr. Frenzel is a director of American United Life Insurance Company, Baldwin & Lyons, Inc., Indiana Energy, Inc., IPALCO Enterprises, Inc. and National City Corporation.

(  7)From  October  1,  1987 to February 28, 1995,  Mr.  King  served  as  vice president and general counsel of Eli Lilly and Company, a pharmaceutical manufacturer. Mr. King assumed his current position on September 13, 1994. Concurrent with his duties at Guidant Corporation, Mr. King joined the legal staff of Baker & Daniels in 1995.
(  8)Mr.  Morris  became  chairman  of the Board and chief executive officer of
    Resources and IWC in April 1991. He was president and chief operating officer of Resources and IWC from January 1989 until April 1991. Prior to that time, Mr. Morris was president of Lilly Endowment, Inc. Mr. Morris is also a director of American United Life Insurance Company and National City Bank, Indiana.

(  9)Ms.  Conner  joined  USA  Group,  Inc. in 1992 as vice president of public
    affairs.   Prior to that time, she was  communications  director  at  Lilly
    Endowment, Inc., a philanthropic foundation.

(10)Mr. Rosenfeld joined Resources in October 1991 and has served as its chief financial officer since 1992. Prior to joining Resources, he was president and a member of the Board of Directors of MSA Realty Corporation, a publicly traded real estate investment trust. He was appointed president of the Utilities Division of Resources in August 1995, incident to the formation of the two divisions (Utilities and Industries).


    During 1995, the Board of Directors of Resources held five meetings. All directors, except Messrs. Barnette, Borns and Reich, attended at least 75% of the total number of meetings of the Board of Directors and of the committees on which he or she served. The Board of Directors has created various committees, including Audit and Compensation committees. The Audit Committee consists of Messrs. Barnette, McConnell and King. That committee reviews Resources' internal auditing and reporting procedures and recommends appointment of Resources' auditors. During 1995, the Audit Committee held four meetings. The Compensation Committee consists of Messrs. Frenzel, Mikelsons and Miller. The Compensation Committee determines executive compensation and administers certain of Resources' employee benefit plans. During 1995, the Compensation Committee held two meetings. The Board of Directors of Resources does not have a nominating committee.

SECTION 16(A) REPORTING

    Section 16(a) of the Securities Exchange Act of 1934 requires Resources' officers and directors, and persons who own more than 10 percent of the outstanding common shares, to file reports of ownership with the Securities and Exchange Commission. Officers, directors and greater than 10 percent shareholders are required to furnish Resources with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no reports were required for those persons, Resources believes that during 1995, all filing requirements applicable to its officers, directors and greater than 10 percent shareholders were met.

PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

    The following table sets forth information as of January 9, 1996, regarding the beneficial ownership of common shares of Resources by each 5% beneficial owner and by each director of Resources, the chief executive officer and the four other most highly compensated executive officers of Resources whose salary and bonus exceeded $100,000 for fiscal 1995, and the directors and executive officers of Resources as a group. The persons named in the table have sole voting and investment power with respect to all common shares owned by them unless otherwise noted.

                                AMOUNT AND NATURE
NAME OF BENEFICIAL                 OF BENEFICIAL             PERCENT OF
     OWNER                         OWNERSHIP (1)                CLASS

Don W. Miller                        625,494                       7.9
Joseph R. Broyles                  54,552 (2)                   *
Robert B. McConnell                14,167                       *
J. George Mikelsons                   250                       *
Thomas M. Miller                      423                       *
Jerry D. Semler                    10,000                       *
Joseph D. Barnette, Jr.               200                       *
Milton O. Thompson                      0                       *
Robert A. Borns                     8,274                       *
Susan O. Conner                       178                       *
Murvin S. Enders                      105                       *
Otto N. Frenzel, III               20,927 (3)                   *
J. B. King                          2,057                       *
James T. Morris                    22,327 (4)                   *
Jack E. Reich                      45,204
Fred E. Schlegel                    1,106                       *
John M. Davis                       6,425 (5)                   *
Kenneth N. Giffin                  17,626 (6)                   *
J. A. Rosenfeld                    10,044 (7)                   *
Directors and Executive Officers
  as a group (27 persons)         874,506 (8)                   11%


* Less than 1%


(1) None of the above named persons beneficially owned any shares of IWC preferred stock except Mr. Broyles, who may have been deemed to own beneficially 500 shares of preferred stock for which he is custodian for his minor children.

(2) Shares shown include 7,229 shares owned by Mr. Broyles as custodian for his minor daughters and 1,329 shares owned by Mr. Broyles' wife, as to which Mr. Broyles disclaims beneficial ownership. Shares shown include 8,483 shares credited to Mr. Broyles' account under Resources' Employee Stock Ownership Plan, 4,663 restricted shares granted pursuant to Resources' Restricted Stock Plan and 7,162 shares allocated within Resources' Thrift Plan.

(3) Shares shown include 100 shares held in a family partnership, as to which Mr. Frenzel has voting and investment power, and 18,000 shares of stock held in charitable remainder trusts in which Mr. Frenzel is co-trustee.

(4) Shares shown include 723 shares credited to Mr. Morris' account under Resources' Employee Stock Ownership Plan, 7,203 restricted shares granted pursuant to Resources' Restricted Stock Plan and 4,711 shares allocated within Resources' Thrift Plan.

(5) Shares shown include 125 shares credited to Mr. Davis' account under Resources' Employee Stock Ownership Plan and 3,346 restricted shares granted pursuant to Resources' Restricted Stock Plan.

(6) Shares shown include 4,037 shares credited to Mr. Giffin's account under Resources' Employee Stock Ownership Plan, 2,766 restricted shares granted pursuant to Resources' Restricted Stock Plan and 7,412 shares allocated within Resources' Thrift Plan.

(7) Shares shown include 280 shares credited to Mr. Rosenfeld's account under Resources' Employee Stock Ownership Plan and 4,147 restricted shares granted to Mr. Rosenfeld pursuant to Resources' Restricted Stock Plan.

(8) Includes 20,137 shares credited to officers under Resources' Employee Stock Ownership Plan (with respect to which the officers have voting but not investment power), 12,959 shares with respect to which voting and investment power is shared with spouses or relatives of the directors and officers, 1,329 shares as to which beneficial ownership is disclaimed, 27,309 restricted shares granted pursuant to Resources' Restricted Stock Plan and 31,046 shares allocated within Resources' Thrift Plan with respect to officers. As to beneficial ownership of shares of IWC Preferred Stock, see footnote 1.

                 COMPENSATION COMMITTEE REPORT TO SHAREHOLDERS

    During 1995, the Compensation Committee consisted of Messrs. Frenzel, Mikelsons, Miller and Reich. The Compensation Committee determines executive compensation and administers certain of Resources' employee benefit plans.

GENERAL

    Resources' executive compensation policy seeks to serve three goals: (1) to encourage the creation of value for shareholders by linking compensation to shareholder value performance; (2) to encourage superior individual performance; and (3) to provide a total compensation package that is competitive within the industry, in order to attract and retain qualified executives.

COMPENSATION STRATEGY

    An executive's compensation consists of three principal components: base salary, annual cash bonus and grants of restricted shares under Resources' Restricted Stock Plan. Base salary levels are set in part with reference to compensation paid by other companies in the water utility industry. For purposes of this comparison, Resources utilizes a comparison group of investor-owned water utilities. Resources generally seeks to be within the 50-75 percentile of comparison group compensation. In determining base salary, Resources also takes into account individual experience and performance, specific issues particular to Resources, including its past compensation practices, and general salary levels in the Indianapolis area.

    The amount of cash bonuses is determined annually by the Compensation Committee. The Compensation Committee considers a number of factors in determining the level of bonuses, including the extent to which Resources has met its financial and operating goals for the year, the performance of Resources stock in terms of share price and dividends and the individual performance of the executive during the year. Annual bonuses generally range from 0% to 40% of base salary.

    Effective January 1, 1992, Resources instituted a Restricted Stock Plan pursuant to which Resources may make grants of common shares to officers of Resources and its affiliates. The purpose of the Restricted Stock Plan is to enable Resources to attract, retain and motivate its officers by providing them with a means of acquiring or increasing a proprietary interest in the Company, so that they will have an increased incentive to work toward the attainment of the long-term growth and profit objectives of Resources. Common shares granted pursuant to the Restricted Stock Plan are subject to restrictions upon transfer and risk of forfeiture for a three-year period.

    The Restricted Stock Plan is administered by the Compensation Committee. Awards are made to officers of Resources and its affiliates selected by the Compensation Committee. Grants under the Restricted Stock Plan are made by the Compensation Committee at the beginning of each measuring period consisting of three consecutive years ("Measurement Period"). All grants of restricted shares are subject to adjustments ("Shareholder Value Performance Adjustments") pursuant to which at the end of the Measurement Period grantees may be entitled to grants of additional shares or required to forfeit restricted shares previously granted. The Shareholder Value Performance Adjustments provide for an increase or decrease in the number of shares granted to a grantee based upon various levels of performance ("Shareholder Value Performance") of Resources compared to the Shareholder Value Performance of a group of companies designated by the Compensation Committee as a comparison group (the "Comparison Group"). Holders of restricted shares will receive immediate vesting of restricted shares, as adjusted assuming the maximum Shareholder Value Performance Adjustment, in the event of a change in control of Resources.

    After giving effect to the supplemental awards earned for the Initial Measurement Period, Resources granted 8,604, 5,200, 4,039, 3,166 and 1,954 restricted shares to Messrs. Morris, Broyles, Rosenfeld, Giffin and Davis, respectively, in connection with the Initial Measurement Period, after reduction for mandatory in-kind tax withholding. For the three-year measurement period beginning January 1, 1995, Resources granted 7,203, 4,663, 4,147, 2,766 and 3,346 shares to the aforementioned individuals, respectively.

    Resources also provides medical and pension benefits to its executive officers. With the exception of the Executive Supplemental Benefits Plan, the benefits paid to executive officers are similar to those available to other employees of Resources.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    For 1995, Mr. Morris received a salary of $316,592, the annual base salary rate established in December, 1994, plus a cash bonus of $120,814. The bonus for 1995 represented an increase over the bonus paid in 1994. The Compensation Committee believes the higher bonus paid for 1995 was appropriate because of Resources' excellent performance in 1995 in achieving record earnings, and because of Mr. Morris' central role in Resources' strategic planning, its progress in the area of growth in both regulated and non-regulated markets.

                                                         Otto N. Frenzel, III
                                                         J. George Mikelsons
                                                         Thomas M. Miller
                                                         Jack E. Reich

                          COMPENSATION OF EXECUTIVES

SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning total compensation for each of the last three fiscal years awarded to or earned by the chief executive officer of Resources and the other four most highly compensated officers of Resources.

                                    Annual Compensation                          Long-Term Compensation
   Name & Principal      Fiscal Year       Salary        Bonus (1)     Restricted        LTIP          All Other
       Position                                                           Stock       Payouts (3)  Compensation (4)
                                                                       Awards (2)
James T. Morris             1995             $316,592       $120,814         $72,930            --          $21,870
Chairman of the Board
and CEO
1994                       304,202            114,639             --        $170,921        18,848
1993                       287,219             72,100             --              --        14,318
Joseph R. Broyles           1995              208,407         78,215          47,213            --           14,331
President, Industries
Division
1994                       193,269             69,269             --         104,797        11,814
1993                       176,079             44,200             --              --         9,913
J.A. Rosenfeld              1995              182,269         69,555          41,988            --           12,591
Executive Vice
President,
Chief Financial
Officer and President,
Utilities Division
1994                       174,903             61,600             --          82,198        10,643
1993                       156,799             40,000             --              --         8,855
Kenneth N. Giffin           1995              128,353         29,299          28,006            --            7,883
Senior Vice President
1994                       119,026             17,608             --          65,315         6,149
1993                       113,937             13,780             --              --         5,747
John M. Davis               1995              147,057         29,536          33,878            --           15,174
Vice President,
General
Counsel and Secretary
1994                       141,342             21,300             --          41,619         7,319
1993                       63,690               6,750         18,700              --            --




(1) Includes all amounts received with respect to a fiscal year, even though actual payment of some or all of the bonus may have been made in the following fiscal year.

(2) For the three-year measurement period beginning January 1, 1995, Resources granted an aggregate of 29,461 restricted common shares under its
    Restricted Stock Plan. Messrs. Morris, Broyles, Rosenfeld, Giffin and Davis received 7,203, 4,633, 4,147, 2,766 and 3,346 restricted shares, respectively. The amounts shown as awards in 1995 reflect one-half of the number of restricted shares initially granted, representing the number of shares to which the named executive was entitled at the lowest level of performance. The value shown for restricted shares awarded in 1995 is based upon the closing price of Resources common shares of $20.25 on January 3, 1995. Holders of restricted shares are entitled to receive any dividends paid on the common shares.

(3) Restricted shares granted relate to a three-year measurement period and generally vest upon completion of such three-year period. The number of shares granted is subject to adjustment based upon the Shareholder Value Performance of Resources compared to the Shareholder Value Performance of a Comparison Group. See "Compensation Committee Report to Shareholders." Under the schedule of Shareholder Value Performance Adjustments adopted by the Compensation Committee, if the Shareholder Value Performance of Resources for the measurement period would place Resources in the top quartile of the Comparison Group, the number of shares granted would be increased by 100%. If the Shareholder Value Performance of Resources would place it in the bottom quartile, the number of restricted shares would be reduced by 50%, and if Shareholder Value Performance is in the second or third quartile, a ratable adjustment would be made. Amounts shown reflect the value of additional shares awarded January 11, 1995, pursuant to the Shareholder Value Performance Adjustments, based upon the closing price of Resources common shares of $20.25 on January 3, 1995.

(4) Includes amounts contributed by Resources for the benefit of the named executive pursuant to Resources' Employee Stock Ownership Plan, Employee Thrift Plan and Non-Qualified Deferred Compensation Plan.

EMPLOYEES' PENSION PLAN AND OTHER RELATED PLANS

    All employees of Resources (and subsidiaries) become eligible to participate in a pension plan (the "Pension Plan") as of the first January 1 or July 1 after completing one year of service (as defined in the Pension Plan). Resources and IWC also maintain a nonqualified executive supplemental benefits plan (the "ESB") to supplement the benefits of key executives under the Pension Plan. Participation is limited to key executives designated by Resources' Board of Directors, and the ESB currently covers eighteen persons, including Messrs. Morris, Broyles, Rosenfeld, Giffin and Davis.

    The following table sets forth a range of combined annual retirement benefits under the Pension Plan and the ESB for graduated levels of average annual earnings and years of service (as calculated under the ESB) for employees of Resources and its subsidiaries. The benefit amounts listed in the table are computed as a straight life annuity beginning at age 65.

                  Years of Service Credited under ESB at Retirement
 Average Annual        10 YEARS         20 YEARS        30 YEARS       40 YEARS       50 YEARS        52 Years
    Earnings                                                                                           OR MORE
(3 HIGHEST YEARS)
         $100,000             12,500          25,000         37,500         50,000          62,500         65,000
          150,000             18,750          37,500         56,250         75,000          93,750         97,500
          200,000             25,000          50,000         75,000        100,000         125,000        130,000
          250,000             31,250          62,500         93,750        125,000         156,250        162,500
          300,000             37,500          75,000        112,500        150,000         187,500        195,000
          350,000             43,750          87,500        131,250        175,000         218,750        227,500
          400,000             50,000         100,000        150,000        200,000         250,000        260,000


    Generally, the Pension Plan provides a pension beginning at age 65 of $20 per month multiplied by the participant's years of service or, if greater, a pension equal to (a) 1.25% of the participant's average stated salary (for the three consecutive years that produce the highest average) in excess of $833 per month multiplied by the participant's years of service (up to 50 years), plus
(b) varying lesser percentages (ranging from .85% to 1.13%) of salary under $833 per month, multiplied by the number of the participant's years of service to which each percentage applies under the Pension Plan. The Pension Plan also includes provisions for early retirement benefits, late retirement benefits, disability retirement benefits, optional methods of benefit payments to an employee who leaves the employ of Resources and its subsidiaries after a certain number of years of service and payments to the surviving spouse. Pension Plan benefits are funded through a tax-exempt trust to which Resources and its subsidiaries make annual contributions.

    In calculating a participant's benefit under the ESB, the participant's total years of service are added to their years of service as an executive. Thus, for example, if a participant has 25 years of service with Resources and its subsidiaries and has served as an executive for 20 years, they will be credited with 45 years of service. Messrs. Morris, Broyles, Rosenfeld, Giffin and Davis have been credited with 19, 43, 6, 39 and 4 years of service, respectively, under the ESB. In the case of Mr. Morris, his years of credited service includes those as director of Compucom, a formerly affiliated company.

    The monthly amount of the life annuity payable to a participant under the ESB upon their retirement on or after age 65 is calculated as follows:

    Step 1. The participant's years of service (determined in the aforementioned manner) are multiplied by 1.25% of the participant's average stated salary for the 36 consecutive months that produce the highest average. The amount determined under this Step 1 is limited to 65% of the participant's average stated salary for the 36 consecutive months that produce the highest average.

    Step  2.   The  result  of  Step  1 is reduced by the amount payable to the participant under the Pension Plan.

    If a participant retires before age 65, their benefit under the ESB is reduced, unless they retire after attaining age 60 and have completed 30 years of service. If a participant dies after retirement, one half of the retirement annuity payable to them during their life will be continued to their spouse. In addition, the spouse of a participant who dies before retirement is entitled to a death benefit, as if the decedent retired on their date of death with such full benefit paid to surviving spouse until decedent's age 65, at which time it is reduced to 50%.

    Benefits payable under the Pension Plan and ESB are not reduced by any Social Security payments made. The amount of covered compensation for each of the executive officers of Resources named in the Summary Compensation Table is approximated by the amount shown as salary and bonus in the table.

COMPENSATION OF DIRECTORS

    Each director who is not a salaried officer or employee of Resources, receives a retainer of $2,500 per quarter and an additional $1,000 for each Board of Directors meeting attended. Each such director who is a member of the Executive Committee receives an additional $500 per month, and $1,000 for each Executive Committee meeting attended. Each such director who is a member of the Audit Committee or Compensation Committee receives $1,000 for each committee meeting attended. Mr. McConnell receives an additional $1,667 per month for his services as chairman of the Executive Committee. Messrs. Barnette and Frenzel each receive an additional $313 per quarter for their services as chairman of the Audit and Compensation committees, respectively.

DIRECTORS' RETIREMENT

    On October 21, 1994, the Board of Directors established the IWC Resources Directors' Retirement Plan. The purpose of the Plan is to provide a quarterly retirement benefit for retiring directors, and to establish certain age criteria for director election or re-election. Normal retirement, for purposes of this Plan, is at age 65 or when the director's term is complete, whichever is later. A director may not stand for re-election if they have attained the age of 70 years, except for directors who formerly served as the chairman of the Board.

    A director may choose to retire at any age; however, quarterly benefits will not commence until reaching age 65. Upon attaining age 65 with at least ten years of service, a director will be entitled to receive the directors quarterly retainer ($2,500) upon his or her retirement. If a director retires on or after age 65 with less than ten years of service, the quarterly benefit will be reduced by 1/10 for each year of service less than ten. The quarterly benefits are payable for the life of the director.

COMPENSATION COMMITTEE INTERLOCKS

    Messrs. Frenzel, Mikelsons, Miller and Reich served as members of the Compensation Committee during 1995. Each of these persons is an outside director and, with the exception of Mr. Reich, not a present or former officer or employee of Resources. Mr. Reich served as chairman of the Board of IWC from 1962 to 1967. No executive officer of Resources served as a member of the Compensation Committee of another entity, one of whose executive officers served on the Compensation Committee. Mr. Morris serves as director of National City Bank, Indiana. Mr. Frenzel is Chairman of the Executive Committee of National City Bank, Indiana. Mr. Morris does not serve on the Compensation Committee of National City Bank, Indiana.

EMPLOYMENT CONTRACTS

    There are no contracts for current employment between Resources and any of its executive officers. Under the Resources Restricted Stock Plan, holders of restricted shares will receive immediate vesting of restricted shares, as adjusted assuming the maximum Shareholder Value Performance Adjustment, in the event of a change in control of Resources. However, in the event of a change in control of Resources, Messrs. Morris, Broyles, Rosenfeld, Giffin and Davis each vest in a three-year employment contract at the same title, duties, location and compensation as before such change in control. In the case of Messrs. Morris, Broyles and Giffin, in the event of a change in control, a supplemental pension applies pursuant to their contracts that provides for the difference between their benefits under the regular benefit plans and that which would be available upon attaining age 65.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(M) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain conditions are met.

    Resources does not foresee that the limitation will apply because the compensation for the chief executive officer and four other highest-compensated executives is significantly below the limitation threshold. If the limitation was exceeded, it would be as a result of performance-based portions of the respective compensation packages, which Resources structured in order to qualify for deduction.

                         COMPARATIVE STOCK PERFORMANCE

    The graph below compares the cumulative total shareholder return on the common shares of Resources for the last five years with a cumulative total return on the S&P 500 index and a comparison group of companies (the "Comparison Group") over the same period (assuming the investment of $100 in Resources common shares, the S&P 500 index and the Comparison Group on January 1, 1990, and reinvestment of all dividends).






























(1) The Comparison Group consists of the following investor-owned water utilities: American Water Works Company, Inc., Aquarion Company, Connecticut Water Service, Inc., Consumers Water Company, E'town Corporation, GWC Corporation, Middlesex Water Company, Philadelphia Suburban Corporation and United Water Resources.

               PROPOSAL 2.  AMENDMENT TO ARTICLE V OF RESOURCES'
                           ARTICLES OF INCORPORATION

    The Board of Directors has proposed an amendment to Article V of Resources' Articles of Incorporation increasing the number of authorized shares of Resources' common stock, no par value, from 10,000,000 to 20,000,000 shares. The affirmative vote of the holders of 4,123,677 shares of the Company's common stock, representing a majority of the total outstanding shares entitled to vote on the proposal as of the record date, is necessary for approval. At February 29, 1996, there were 1,706,235 authorized but unissued shares of common stock of Resources, most of which were reserved for issuance in connection with Resources' Dividend Reinvestment and Stock Purchase Plan. If the proposed amendment is approved by the shareholders, the authorized but unissued shares will be increased to a total of 11,706,235. All of the shares proposed to be authorized will be available for future issue as determined by the Board of Directors for any proper corporate purpose, including raising additional capital and investing in or acquiring other businesses, without further action by the shareholders. Shareholders will have no preemptive rights to subscribe to purchase such additional shares when and if issued. The Board has no present plans, and there are no negotiations or understandings, with respect to the issuance of any of the additional shares proposed to be authorized. The Board, however, believes that the proposed additional authorized shares would provide Resources with increased flexibility in dealing with its future financing needs.

    The following is the exact text of Article V of Resources' Articles of Incorporation, as proposed to be amended:

    The total number of shares which the Corporation has authority to issue shall be 22,000,000 shares, consisting of 20,000,000 common shares (the "Common Shares") and 2,000,000 special shares (the "Special Shares"). The Corporation's shares do not have any par or stated value, except that, solely for the purpose of any statute or regulation imposing any tax or fee based upon the capitalization of the Corporation, all of the Corporation's shares shall be deemed to have a par value of $1.00 per share.

    If the amendment is approved by the shareholders of Resources, it will become effective upon the filing of Articles of Amendment with the Indiana Secretary of State, which is expected to be accomplished as promptly as practicable following shareholder approval.

    The Board of Directors recommends a vote for the proposed amendment.

                     PROPOSAL 3.  APPOINTMENT OF AUDITORS

    The appointment of KPMG Peat Marwick LLP as auditors for Resources for 1996 is recommended by the Board of Directors and will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. KPMG Peat Marwick LLP has served as auditors for Resources and IWC since 1954. In the event of a negative vote, a selection of other auditors will be made by the Board. A representative of KPMG Peat Marwick LLP will be present at the meeting, and will be provided an opportunity to make a statement and respond to appropriate questions.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    The  date  by which shareholder proposals must be received by Resources for
inclusion  in  proxy   materials   relating  to  the  1997  annual  meeting  of
shareholders of Resources is November 9, 1996.

                     INFORMATION INCORPORATED BY REFERENCE

    The following information has been incorporated by reference into this proxy statement:

    The audited financial statements of Resources and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Resources' Annual Report to Shareholders, which was mailed concurrently herewith. You are encouraged to review the financial information contained in the Annual Report before voting on the proposal to amend the Articles of Incorporation.

                                     PROXY


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


I hereby appoint James T. Morris, J.A. Rosenfeld and John M. Davis, or any of them, my proxies with power of substitution, to vote all shares of common stock of the Company which I am entitled to vote at the annual meeting of common shareholders of the Company, to be held at the University Place Conference Center and Hotel, 850 West Michigan Street, Room 132, Indianapolis, Indiana 46202, on April 18, 1996 at 11:00 a.m., E.S.T., and at any adjournment, as follows:

1. ELECTION OF DIRECTORS                 FOR the nominees listed below (except WITHHOLD  AUTHORITY
                                         as marked to the contrary below)____  (to vote for the nominees  listed
                                                                               below)                       ____
           Joseph R. Broyles, Robert B. McConnell, J. George Mikelsons, Thomas M. Miller, Jerry D. Semler

(INSTRUCTIONS: To WITHHOLD authority to vote for any individual nominee write that nominee's name on the space provided below.)



2.  PROPOSAL  to  approve  an  amendment  to    the   Company's   Articles   of
Incorporation.

         ______  FOR           ______ AGAINST       ______ ABSTAIN

3. PROPOSAL to approve the appointment of KPMG Peat Marwick LLP, as auditors for the Company for 1996.

         ______  FOR           ______ AGAINST       ______ ABSTAIN

4. In their discretion, on any other matters that may properly come before the meeting.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NOT DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTOR OF THE NOMINEES LISTED UNDER PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Please sign exactly as your name appears below. When shares are held by two or more persons, all of them should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                SIGNATURE
                                               SIGNATURE IF HELD JOINTLY

                                            DATE _____________________________,
1996

                                            Please  mark, sign, date and return
                                            the proxy  card  promptly using the
                                            enclosed envelope.

IWC RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 1995 and 1994

ASSETS
                                                   1995      1994
                                                   (in thousands)
Current assets:
    Cash and cash equivalents                   $  1,771    2,889
    Accounts receivable, less allowance
      for doubtful accounts of $327 and $190      21,585   10,124
    Materials and supplies                         3,194    2,257
    Other current assets                           3,877    1,099

      Total current assets                        30,427   16,369

Utility plant:
    Utility plant in service                     362,610  343,488
    Less accumulated depreciation                 81,594   75,801
      Net plant in service                       281,016  267,687
    Construction work in progress                  7,855    7,407
      Utility plant, net                         288,871  275,094

Construction funds held by Trustee                14,260        -

Other property                                    32,909   13,053

Goodwill, net of accumulated amortization         23,776   16,964

Deferred charges and other assets                 18,636   13,902
                                                $408,879 $335,382

LIABILITIES AND SHAREHOLDERS' EQUITY

                                                   1995     1994
                                                 (in thousands)
Current liabilities:
    Notes payable to banks                      $ 30,589   17,674
    Current portion of long-term debt                  -    1,150
    Accounts payable and accrued expenses         20,282   16,551
    Customer deposits                              1,369    1,126
      Total current liabilities                   52,240   36,501

Long-term obligations:
    Long-term debt, less current portion         113,375   98,225
    Customer advances for construction            51,606   48,750
    Other liabilities                              9,346    6,079
      Total long-term obligations                174,327  153,054

Deferred income taxes                             37,347   31,003
Contributions in aid of construction              32,932   30,181
Preferred stock of subsidiary and
    redeemable preferred stock                     5,705    5,705
Shareholders' equity:
    Common stock, authorized 10,000
      common shares; 8,247 and 6,886 issued
      and outstanding in 1995 and 1994            86,575   60,540
    Retained earnings                             20,321   18,398
                                                 106,896   78,938
    Less unearned compensation                       568        -
      Total shareholders' equity                 106,328   78,938
Commitments and contingencies
                                                $408,879 $335,382

The accompanying notes are an integral part of the consolidated financial statements.

IWC RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
Years ended December 31, 1995, 1994, and 1993

                                          Common Stock
                                    Shares          Amount           Retained         Unearned           Total
                                                                     Earnings       Compensation     Shareholders'
                                                                                                        Equity
                                                         (in thousands, except share data)
Balance at December 31, 1992         6,407,591              $      $    17,826      $   (349)        $ 67,205
                                               49,728
                 Net earnings                                                                    9,376
                                                                 9,376
                   Dividends -
$1.40 per share:
                    Common                                                                               (9,254)
stock                                                            (9,254)
                    Redeemable                                                                              (36)
preferred stock                                                  (36)
                 Common stock
issued:
                   Acquisition         356,991                                                             8,300
of subsidiary                                  8,300
                   Dividend             55,646                                                             1,236
Reinvestment Plan                              1,236
                   Restricted            1,725                                   (37)                          -
Stock Plan                                     37
Compensation expense                                                                         187             187
Balance at December 31, 1993         6,821,953                                             (199)          77,014
                                               59,301            17,912
                 Net earnings                                                                             10,142
                                                                 10,142
                 Dividends -
$1.40 per share:
                   Common stock                                                                          (9,620)
                                                                 (9,620)
                   Redeemable                                                                               (36)
preferred stock                                                  (36)
                 Common stock
issued:
                   Dividend             59,257                                                             1,159
Reinvestment Plan                              1,159
                   Restricted
Stock Plan, net
of 16,189 shares tendered for            5,061                                              (80)               -
                    tax                        80
withholding and then retired
                 Compensation                                                                279             279
expense
Balance at December 31, 1994         6,886,271                                                 -          78,938
                                               60,540            18,398
                 Net earnings                                 12,192                                      12,192
                 Dividends-
$1.40 per share:
                   Common stock                                                                         (10,233)
                                                                 (10,233)
                   Redeemable                                                                               (36)
preferred stock                                                  (36)
                 Common stock
issued:
                   Acquisition         755,148                                                            14,348
of subsidiary                                  14,348
                   Dividend            576,473                                                            10,809
Reinvestment Plan                              10,809
                   Restricted           29,461                                             (878)               -
Stock Plan                                     878
                 Compensation                                                                310             310
expense
Balance at December 31, 1995         8,247,353                  $         $          $     (568)      $  106,328
                                               86,575            20,321

The accompanying notes are an integral part of the consolidated financial statements.

IWC RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
Years ended December 31, 1995, 1994 and 1993

                                                   1995     1994
1993
                                            (in  thousands,  except  per
share data)
Operating revenues:
    Water utilities                             $ 80,377 $ 73,524   $
64,583
    Utility-related services                      66,688   37,855
19,659
                                                 147,065  111,379
84,242
Operating expenses:
    Operation and administration:
      Water utilities                             37,352   35,573
32,074
      Utility-related services                    54,172   28,120
13,037
    Depreciation                           9,527    7,820      6,556
    Taxes other than income taxes                  9,390    7,821
5,907
      Total operating expenses                   110,441   79,334
57,574
      Operating earnings                          36,624   32,045
26,668

    Other (income) expense:
      Interest expense, net                        9,395    7,959
7,295
      Interest income                              (184)    (109)
(208)
      Amortization of acquisition costs            1,198    1,126
674
                                                  10,409    8,976
7,761
        Earnings before income taxes
           and dividends on preferred stock
           of subsidiary                          26,215   23,069
18,907
Income taxes                              13,820        12,724   9,328
        Earnings before dividends on
           preferred stock of subsidiary          12,395   10,345
9,579
Dividends on preferred stock of subsidiary           203      203
203

      Net earnings                              $ 12,192 $ 10,142   $
9,376

Net earnings per common and common
    equivalent share                            $   1.64 $   1.47   $
1.41
Average number of common and
    common equivalent shares outstanding           7,438    6,901
6,658

The accompanying notes are an integral part of the consolidated financial statements.

IWC RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 1995, 1994 and 1993
                                                   1995     1994
1993
                                                       (in thousands)
Cash flows from operating activities:
    Net earnings$                         12,192        $10,142  $9,376
    Adjustments to reconcile net earnings
      to net cash provided by operating activities:
        Depreciation and amortization             12,903    9,597
7,808
        Deferred income taxes                      3,838    2,179
1,241
        Gain on sales of other property          (1,370)    (783)
(1,052)
        Provision for bad debts                      437      430
335
        Dividends on preferred stock of subsidiary   203      203
203
        Other, net                          (71)    (776)        137
        Changes in operating assets
           and liabilities:
             Accounts receivable                 (3,628)  (1,039)
353
             Materials and supplies                  382    (535)
(425)
             Other current assets                (2,035)    (332)
1,741
             Accounts payable and accrued expenses  (99)    1,915
279
             Federal income taxes                  (291)    (187)
232
             Customer deposits                       243       99
 83
               Net  cash  provided  by operating activities:22,70420,913
20,311
Cash flows from investing activities:
    Additions to utility plant and other property(27,914)(28,256)
(13,967)
    Proceeds from sales of other property            700      424
1,517
    Customer advances for construction             8,233    9,175
5,748
    Refunds of customer advances for construction(2,925)  (2,156)
(2,242)
    Acquisition of Miller Pipeline Corporation,
      net of cash acquired                       (5,147)        -
  -
    Acquisition of SM&P Utility Resources, Inc.,
      net of cash acquired                             -        -
(12,482)
    Other investing activities, net              (2,234)    (952)
(963)
               Net  cash  used  by  investing activities(29,287)(21,765)
(22,389)
Cash flows from financing activities:
    Increase (decrease) in notes payable to banks  5,515  (4,105)
12,775
    Proceeds from long-term debt                  18,076   14,000
11,600
    Payments of long-term debt                   (4,203)  (1,277)
(12,780)
    Decrease (increase) in construction funds
      held by Trustee                   (14,260)    2,010       (52)
    Cash dividends                      (10,472)  (9,859)    (9,493)
Proceeds from issuance of common stock            10,809    1,159
1,236
             Net cash provided by financing activities5,465 1,928
3,286
Increase (decrease) in cash and cash equivalents (1,118)    1,076
1,208
Cash and cash equivalents at beginning of year     2,889    1,813
605
Cash and cash equivalents at end of year        $  1,771 $  2,889   $
1,813
Supplemental disclosure of cash flow information-
    Cash paid for:
      Interest on long-term debt and notes payable
        to banks, net of capitalized interest   $  8,992 $  7,396   $
7,104
      Income taxes$11,969                       $ 11,480 $  7,488

The accompanying notes are an integral part of the consolidated financial statements.

IWC RESOURCES CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 1995, 1994 and 1993

NATURE OF OPERATIONS
IWC Resources Corporation ("Company") is a holding company which owns and operates seven subsidiaries. The operations of these subsidiaries are included in two business segments:
(1) regulated water utilities, and (2) unregulated utility-related services.

The water utilities segment include the operations of the two waterworks subsidiaries which supply water service to approximately 235,000 customers for residential, commercial, and industrial uses, and fire protection service in Indianapolis, Indiana, and surrounding areas and serve a territory of approximately 309 square miles. These subsidiaries are regulated by the Indiana Utility Regulatory Commission (Commission), and their accounting policies, which are substantially consistent with generally accepted accounting principles, are governed by the Commission.

The utility-related services segment include the operations of the remaining subsidiaries which are involved in utility line locating, installation, repairs and maintenance of underground pipelines, data processing and other utility-related services, and real estate sales and development. This segment predominately serves other utilities, principally the gas and telecommunications industries, which operate in Indiana and Ohio and other parts of the midwest and south west regions of the country.

USE OF ESTIMATES
The Company's consolidated financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include the accounts of IWC Resources Corporation ("Resources") and its wholly owned subsidiaries. The term "Company" refers to the consolidated operations of Resources and its subsidiaries.

In November 1993, a subsidiary of the Company became majority partner in White River Environmental Partnership (Partnership). In December 1993, the Partnership was awarded a five-year contract by the city of Indianapolis to manage and operate its two advanced wastewater treatment plants commencing January 30, 1994. The Company's share of Partnership earnings, which are reported on the equity basis, are not significant to the Company's consolidated earnings and are included in operating revenues in the utility-related services segment.

All   significant  intercompany  accounts  and  transactions  have  been eliminated in consolidation.

CASH EQUIVALENTS
The Company considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents.

UTILITY PLANT
Utility plant is stated at cost which includes the cost of land, outside contract work, labor and materials, interest and certain indirect costs incurred during the construction period. Such indirect costs consist of administration, general overhead, and other costs applicable to construction projects.

When utility plant in service is retired, except for land and land rights, the accumulated cost of the retired property plus cost of removal and less salvage value is charged against accumulated depreciation. If land or land rights are sold, the net gain or loss is included in earnings. Property not currently used in utility operations is included in other property.

Depreciation of utility plant for financial statement purposes is computed at a composite annual rate of 1.9% as approved by the Commission.

Generally, maintenance and repairs and the cost of replacements of minor items of property are charged to operation expense accounts as incurred.

OTHER PROPERTY
Other property is stated at cost and is depreciated or amortized using the straight-line method over the estimated useful lives of the assets. The service lives for the principal assets, vehicles and operating equipment, range from 5 to 20 years.

GOODWILL
The Company recognizes the excess of cost over fair value of tangible and other identifiable assets acquired in business acquisitions as goodwill which is amortized by the straight-line method over 20 or 40 years. The Company continually evaluates the recoverability of goodwill by comparing its annual amortization to the acquired company's average pretax earnings before amortization over a 3-year period and by assessing whether the amortization of the remaining goodwill balance over its remaining life can be recovered through expected future results. Amortization expense was $573,000, $511,000 and $319,000 in 1995, 1994 and 1993, respectively. Accumulated amortization at December 31, 1995 and 1994 was $1,970,000 and $1,397,000, respectively.

INCOME TAXES
For financial statement purposes, investment tax credits are deferred and amortized ratably over the lives of the applicable assets as prescribed by the Commission. For income tax purposes, the credits are deducted in the year in which the constructed or acquired property was placed in service.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement amounts for assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates which apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period the change is enacted.

CUSTOMER ADVANCES AND
CONTRIBUTIONS IN AID OF CONSTRUCTION
In certain cases, customers advance funds for water main extensions. These advances are included in customer advances for construction and are generally refundable to the customer over a period of ten years. Advances not refunded within ten years are permanently transferred to contributions in aid of construction.

REVENUES
Utility revenues are recognized based on water usage at rates approved by the Commission. Service revenues are recognized as services are provided.

PENSION PLANS AND OTHER RETIREMENT BENEFITS
The Company has a noncontributory defined benefit pension plan which covers the majority of its utility employees and certain other employees. Benefits are based on, among other factors, an employee's services rendered to date and average monthly earnings for the 36 consecutive calendar months that produce the highest average. The Company's funding policy is to contribute annually at least the minimum contribution required to comply with ERISA regulations.

The Company has an unfunded executive supplemental benefit plan which provides additional retirement benefits to certain officers. Benefits are based on, among other factors, an employee's age, services rendered to date, and benefits received from the Company's noncontributory defined benefit pension plan.

The Company also sponsors defined contribution plans covering substantially all non-bargaining unit employees and an employee stock ownership plan covering substantially all of its utility employees and certain other employees.

The Company provides postretirement life insurance and healthcare benefits to certain of its employees. The Company accounts for such benefits by accruing currently, during the period of employment, the present value of the estimated cost of such benefits.

RECLASSIFICATIONS
Certain amounts for 1994 and 1993 have been reclassified to conform with the 1995 presentation.

ACQUISITION OF MILLER PIPELINE CORPORATION
On August 22, 1995, the Company acquired Miller Pipeline Corporation ("MPC"). MPC installs, repairs and maintains underground pipelines used in gas, water and sewer utility transmission and distribution systems. MPC also repairs and provides installation services and products for natural gas, water and sewer utilities. The cost of the acquisition was paid by cash of approximately $5,513,000 and the issuance of 755,148 shares of the Company's common stock. The excess of the total acquisition cost over an estimate of the fair value of the net assets acquired of $7,385,000 is being amortized over 40 years.

Following is a summary of the assets acquired and liabilities assumed in the acquisition of MPC:

                                              (in thousands)
    Property and equipment                      $ 14,921
    Accounts receivable                            8,158
    Materials and supplies                         1,319
    Other current assets                           1,161
    Other noncurrent assets                          822
    Short-term notes payable to banks            (7,400)
    Accounts payable and other accrued expenses  (3,999)
    Deferred income taxes                        (2,506)
       Net assets acquired                      $ 12,476

During August 1995, the Company borrowed $5,600,000 in short-term bank loan which was used primarily for the acquisition of MPC. Interest on this loan is based on the LIBOR rate plus .75% (6.418% at December 31, 1995). Interest on short-term notes payable to banks assumed in the acquisition of MPC is based on prime less .50% (8.0% at December 31, 1995).

The consolidated financial statements include the results of MPC's operations beginning August 22, 1995. Pro forma operating results, assuming the acquisition took place at the beginning of each of the years presented, follow:

                                   (in thousands, except per share data)
                                             1995        1994
Operating revenues:
   Water utilities                        $   80,377     73,524Utility-
related services                              94,867     85,550
     Total operating revenues             $  175,244    159,074

Net earnings$                       12,203          12,156

Net earnings per common and
   common equivalent share                $     1.54       1.59

Net earnings and net earnings per common and common equivalent share were $12,192,000 and $1.64, respectively, compared to pro forma net earnings and net earnings per common and common equivalent share of $12,203,000 and $1.54, respectively. The increase in pro forma net earnings of $11,000 in 1995 is due primarily to seasonal losses recognized during the period prior to the acquisition of MPC. The decrease in pro forma net earnings per common and common equivalent share of $.10 is due primarily to the increase in outstanding common shares issued in the acquisition.

Acquisition of
SM&P UTILITY RESOURCES, INC.
On June 14, 1993, the Company acquired SM&P Utility Resources, Inc. (formerly SM&P Conduit Co., Inc.) (SM&P) in a transaction accounted for as a purchase. SM&P is engaged in the business of providing a single source facility locating service for all utilities including: gas, electric, telephone, cable television, water and sewer. The Company also entered into not to compete agreements with SM&P shareholders at a cost of $3,000,000. The cost of the acquisition and agreements not to compete was paid by cash of $12,503,000 and the issuance of 356,991 shares of the Company's common stock and 51,612 shares of the Company's Series B Redeemable Preferred Stock. Goodwill of $16,379,000 is being amortized over 40 years, and the cost of agreements not to compete is being amortized over their five-year lives. The consolidated financial statements include the results of SM&P's operations beginning June 14, 1993.

A summary of the SM&P assets acquired and liabilities assumed follows:

                                                 (in thousands)
Property and equipment                            $      5,021
Accounts receivable                                      2,986
Other current assets                                     1,456
Short-term notes payable                               (3,933)
Accounts payable and accrued expenses                  (2,524)
Federal income taxes payable                             (364)
Net assets acquired                               $      2,624



FAIR VALUE
OF FINANCIAL INSTRUMENTS
The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amount.

The   carrying   amounts   of  cash  equivalents,  accounts  receivable,
construction  funds  held  by  Trustee,   and  notes  payable  to  banks
approximate  fair  value  because  of  the  short   maturity   of  those
instruments.

The fair value of long-term debt at December 31, 1995, is estimated to be $116,431,000. The fair value was determined by discounting future payments at current interest rates for similar issues.

UTILITY PLANT IN SERVICE
A summary of utility plant in service at December 31 follows:

                                              1995       1994
                                              (in thousands)

Land and land rights                      $    8,869  $   7,009
Structures and improvements                   51,279     49,767
Pumping station equipment                     15,549     14,746
Purification system                           25,820     25,492
Transmission and distribution system         250,670    236,541
Other     $                        362,610          $343,488


OTHER PROPERTY
A summary of other property at December 31 follows:
                                              1995       1994
                                              (in thousands)

Land and improvements                     $      605  $      26
Buildings and improvements                     1,479        281
Real estate held for sale
   or development                              6,984      3,985
Utility property held
   for future use                              1,395         82
Vehicles and operating
   equipment                        25,491       9,290
Other                                2,809          2,349
                                              38,763     16,013
Accumulated depreciation
   and amortization                            5,854      2,960
                                          $   32,909  $  13,053


REGULATORY ASSETS
Deferred charges and other assets include certain costs which are capitalized as regulatory assets and amortized pursuant to utility rate-making proceedings. The Commission allows recovery of these assets through rates, but not a return on investment, over periods ranging from 2 years to 30 years. A summary of regulatory assets at December 31 follows:

                                               1995      1994
                                               (in thousands)

Costs of postretirement benefit
   obligations other than pensions        $    3,609  $   3,722
Income taxes                           902         950
Tank painting costs                            2,175        710
Rate proceeding costs                            528        668
Debt issuance costs                            1,803      1,661
                                          $    9,017  $   7,711

In December 1992, the Commission authorized all Indiana utilities, including the utility subsidiaries of the Company, to record as a regulatory asset the excess of accrual basis costs of postretirement life insurance and healthcare benefits (OPRB) over the cash basis costs which were used to establish current rates. The Company received approval to recover its OPRB costs on an accrual basis in its rate case settled August 10, 1994, subject to the Company's proposal and Commission's acceptance of an appropriate restricted fund. On April 26, 1995, the Commission approved a grantor trust for these funds, as agreed upon by IWC and the Utility Consumer Counselor (UCC) representing ratepayers, and a related annual increase in IWC's water rates of approximately $1,800,000, to cover current costs and the amortization of the regulatory asset through 2014. The Grantor Trust provides for the transfer to the Trust monthly and subsequent investing and disbursing by the Trust of all amounts received by IWC in rates to cover its OPRB obligations. The Trust Agreement contains certain provisions which limit investment activities, provide for annual reporting and, in the event that Trust funds are no longer needed for OPRB purposes, directs payment of the remaining funds to IWC ratepayers. At December 31, 1995, $928,000 is held in the Trust and included in deferred charges and other assets.

Income taxes represent the effects of the 1993 increase in the federal corporate tax rate on the Company's water utilities' net deferred tax liabilities and will be amortized through 2009.

Tank painting and rate proceeding costs are generally being amortized through 2011 and 1997, respectively, and result from costs required to be deferred for regulatory purposes.

Debt issuance costs include various costs deferred for regulatory purposes which are to be amortized over the original lives of applicable debt through 2026.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES
A  summary  of  accounts payable and accrued  expenses  at  December  31 follows:

                                              1995       1994
                                              (in thousands)

Accounts payable$                    4,765          $3,364
Accrued property taxes                         5,570      5,039
Accrued interest on notes
    payable to banks and
    long-term debt                             2,082      1,864
Accrued vacations                    1,974       1,732
Other accrued expenses                         5,891      4,552
                                          $   20,282  $  16,551

NOTES PAYABLE TO BANKS
AND LONG-TERM DEBT
At December 31, 1995, the Company had lines of credit with banks aggregating $43,000,000 which require a compensating cash balance of $100,000. At December 31, 1995, unused lines of credit aggregated $13,659,000. Interest on borrowings under the lines of credit is variable (an average of 6.58% at December 31, 1995).

The Company has a Controlled Disbursement Agreement with a bank which authorizes the bank to transfer funds daily between the Company's checking and note payable accounts. Outstanding checks drawn on this checking account are reported as a component of notes payable to banks. At December 31, 1995 and 1994, such outstanding checks amounted to $1,248,000 and $604,000, respectively.
A summary of First Mortgage Bonds (secured by IWC's utility plant) and other long-term debt (Senior notes of Resources) outstanding at December 31 follows:

                                              1995       1994
                                              (in thousands)
5-7/8%   Series due 1997                 $    6,775     $    6,775
5.20%    Series due 2001                     11,600         11,600
8%Series due 2001                             3,000          3,000
6.31%    Senior notes due 2001               14,000         14,000
12-7/8%  Series due 2002                         -           4,000
7-7/8%   Series due 2019                     40,000         40,000
9.83%    Series due 2019                      5,000          5,000
6.10%    Series due 2022                      5,000          5,000
8.19%    Series due 2022                     10,000         10,000
5.85%    Series due 2025                     18,000              -
                                            113,375         99,375
Less current portion                              -          1,150
                                         $  113,375     $   98,225

Provisions of trust indentures related to the 5-7/8% Series Bonds and the 8% Series Bonds require annual sinking or improvement fund payments amounting to 1/2% of the maximum aggregate amount outstanding. As permitted, this requirement has been satisfied by substituting a portion of permanent additions to utility plant. These bonds are redeemable at the option of the Company at varying premium amounts at different periods prior to the respective dates of maturity.

The 5.20% Series Bonds are due and payable in full May 1, 2001. In the event the bonds lose their tax-exempt status, mandatory redemption of the bonds is required.

The 6.31% Senior Notes are due and payable in full March 15, 2001. Optional redemptions by the Company are allowed in whole on or after March 15, 1997, at the greater of par or the present value of the notes discounted 1/2% over the applicable Treasury rate.

In January and December 1995, the Company prepaid the remaining principal amount of the 12-7/8% Series Bonds at a premium of $203,000.

The 7-7/8% Series Bonds include issues of $10,000,000 and $30,000,000, both of which are due and payable in full March 1, 2019. In the event the bonds lose their tax exempt status, mandatory redemption of the bonds is required. Optional redemptions by the Company are allowed on or after March 1, 1998, and are generally subject to a premium.

The 9.83% Series Bonds are redeemable at the option of the Company, on or after June 15, 2014, with final redemption by June 15, 2019. Early redemptions are subject to a premium.

The 6.10% Series Bonds are due and payable in full December 1, 2022. In the event the bonds lose their tax exempt status, mandatory redemption of the bonds is required. Optional redemptions by the Company are allowed on or after December 1, 1999, and are generally subject to a premium.

The 8.19% Series Bonds are due and payable in full December 1, 2022. Optional redemptions by the Company are allowed at any time at the greater of par or the present value of the bonds discounted at 1/2% over the applicable Treasury rate.

The 5.85% Series Bonds are due and payable in full September 1, 2025. In the event the bonds lose their tax exempt status, mandatory redemption of the bonds is required. Optional redemptions by the Company are allowed on or after September 1, 2002, and are generally subject to a premium.

Required principal payments on long-term debt for the five years following December 31, 1995, exclusive of obligations which may be satisfied by permanent additions to utility plant, amount to $6,775,000 in 1997.

Interest expense is net of an allowance for funds used during construction (AFUDC) which is an amount capitalized for construction projects as authorized by the Commission. AFUDC amounts capitalized were $98,000, $212,000 and $160,000 during 1995, 1994 and 1993, respectively.
At December 31, 1995, the Company's AFUDC rate was 9.35% (4.51% debt component and 4.84 equity component).

PREFERRED STOCK OF SUBSIDIARY
The preferred stock of subsidiary represents 45,049 shares of Indianapolis Water Company cumulative preferred stock of $100 par value per share. The preferred stock is redeemable at the option of the subsidiary upon proper notice at prices ranging from $100 to $105 per share plus accrued dividends (an aggregate redemption value of $4,658,000).

Dividends on the preferred stock are payable at rates ranging from 4% to 5% per annum.

REDEEMABLE PREFERRED STOCK
At December 31, 1994, 60,000 special shares of Series B Convertible Redeemable Preferred Stock, no par value, have been authorized, of which 51,612 shares have been issued and are outstanding. The preferred stock was issued in connection with the acquisition of SM&P and is convertible by the holder at any time, in whole, into shares of common stock at a conversion rate of one common share for each share of preferred stock. Mandatory redemption of the preferred stock is required on July 14, 1998, at $23.25 per share plus accrued dividends (an aggregate redemption value of $1,200,000). Holders of the preferred stock are entitled to the same voting and dividend rights as common shareholders and such shares are considered common share equivalents in the calculation of earnings per share.

COMMON STOCK
The Company's authorized capital stock consists of 10,000,000 common shares and 2,000,000 special shares with no par value. No special shares have been issued other than the 60,000 shares designated as Series B Convertible Redeemable Preferred Stock.

The Company has a Dividend Reinvestment and Stock Purchase Plan which allows common shareholders the option of receiving their dividends in cash or common stock and permits optional cash purchases of shares at current market values to a maximum of $5,000 per quarter. On July 15, 1994, the Company amended its plan to allow certain employees and utility customers of the Company or its subsidiaries to purchase common shares. Effective March 10, 1995, purchases were allowed with a minimum investment of $10 by employees and $100 by customers up to a total of $100,000 annually. A total of 1,500,000 authorized but unissued common shares have been registered for purchase under the plan. The price of common shares purchased with reinvested dividends or optional cash payments is 97% of the average of the means between the high and low sale prices of the common shares as determined for the five consecutive trading days ending on the day of purchase. Shareholders who do not choose to participate in the plan continue to receive their dividends in cash. At December 31, 1995, 900,676 shares of common stock were reserved for issuance under the plan.

The Company has a Restricted Stock Plan under which 200,000 common shares have been reserved and may be awarded to officers and key employees. Restricted stock plan participants are entitled to cash dividends and voting rights on their awarded shares. Restrictions generally limit the sale, transfer, or pledge of shares during a three-year measurement period following the issuance of such shares. The initial three-year measurement period concluded December 31, 1994.

The number of shares awarded under the plan are subject to adjustment at the end of the measurement period as determined by the provisions of the plan. The adjustment at the end of the initial three-year measurement period was an incremental award of 21,250 shares, of which 16,189 shares were tendered to the Company to satisfy tax withholding requirements, and retired.

Participants may vest in certain restricted shares upon death, disability or retirement as described in the plan. In the event of a change in control of the Company, all restrictions expire and participants may receive additional shares as determined by provisions of the plan.

In January 1995, the Company commenced its second three-year measurement period and awarded 29,461 restricted shares.

Unearned compensation recorded as of the effective  dates  of the awards
is  amortized  to expense during the three-year measurement period.   At
December 31, 1995, 121,073 shares were reserved for future awards.

In January 1988, the Company's board of directors adopted a Shareholder Rights Plan pursuant to which a dividend distribution of one preferred share purchase right for each outstanding share of common stock was made to shareholders of record on February 18, 1988. Under the plan, each right will initially entitle shareholders to purchase one one-hundredth of a share of a new series of preferred stock of the Company at an exercise price of $45. The rights become exercisable when a person or group acquires 20% or more of the Company's common stock or commences a tender offer for 30% or more of the Company's common stock. Upon the happenings of certain events, each right not owned by a 20% shareholder or shareholder group will entitle its holder to purchase, at the right's then current exercise price, shares of the Company's common stock having a value of twice that price. The rights expire in February 1998.

TAXES
Components of taxes other than income taxes follow:
                                              1995       1994       1993
                                                    (in thousands)

Property taxes$5,333                      $    4,879  $   4,092
Other                                4,057          2,942      1,815
                                          $    9,390  $   7,821  $
5,907

Refundable federal income taxes of $1,191,000 is included in other current assets and currently payable federal income taxes of $256,000 is included in accounts payable and accrued expenses at December 31, 1995 and 1994, respectively.

Components of income taxes follow:
                                              1995       1994       1993
                                                    (in thousands)
Federal:
   Currently payable                      $    7,514  $   8,122  $
5,864
   Deferred                          3,411          1,971      1,119
                                          $   10,925  $  10,093  $
6,983
State:
   Currently payable                      $    2,468  $   2,423  $
2,223
   Deferred                            427          208        122
                                               2,895      2,631
2,345
                                          $   13,820  $  12,724  $
9,328

The differences between actual income taxes and expected federal income taxes using statutory rates follow:

                                              1995       1994       1993
                                                    (in thousands)
Expected federal income taxes             $    7,531  $   6,810  $
6,617
Taxes on advances collected from developers    4,698      3,611
-
Taxable customer advances for construction       137        454
1,309
State income taxes, net of
   federal income tax benefit                  1,284      1,251
1,524
Other, net                                       170        598
(122)
                                          $   13,820  $  12,724  $
9,328

The tax effects of significant temporary differences represented by deferred tax assets and deferred tax liabilities at December 31 follow:

                                          1995        1994
                                                (in thousands)
Deferred tax assets:
   Customer advances for construction     $      972  $   1,854
   Accrued pension costs                         984        694
   Accrued vacations                             655        617
   OPRB'S                              587         119
   Other                                         861      1,005
     Total deferred tax assets                 4,059      4,289

Deferred tax liabilities:
   Utility plant, principally due to differences in
     depreciation and capitalized costs       34,857     29,324
   Unamortized investment tax credits          4,801      4,913
   Debt redemption premiums
     deducted for tax                            572        508
   Other property bases                          428        105
   Equity in earnings of investee                390        181
   Other                                         358        261
     Total deferred tax liabilities           41,406     35,292
     Net deferred
        tax liabilities                   $   37,347  $  31,003

Customer advances for construction received after 1986 are includible in taxable income when received and are deductible if subsequently refunded to customers. Prior to 1994, such advances were excluded from financial statement income. Effective September 8, 1993, the Commission granted IWC permission to surcharge developers for income taxes on advances and reduce its water rates by a corresponding amount. In 1994, IWC began collecting surcharges on advances from developers. Income tax surcharges collected from developers amounted to $4,698,000 in 1995 and $3,611,000 in 1994 and are reported as a component of water utilities operating revenues and income taxes and, accordingly, have no effect on net earnings.

PENSION PLANS AND OTHER RETIREMENT BENEFITS
The Company has two defined benefit pension plans: (1) a noncontributory plan which covers the majority of its utility employees and certain other employees, and (2) an executive supplemental plan which provides additional retirement benefits to certain officers.

The following tables set forth the plans' funded status and accrued pension cost amounts recognized in the Company's consolidated financial statements at December 31:

                                      Majority Plan       Supplemental
Plan
                                     1995       1994        1995
1994
                                     (in thousands)          (in
thousands)

Accumulated benefit obligation   $   9,084  $    5,856   $   2,782  $
1,798

Vested benefit obligation        $   8,174  $    5,165   $   2,647  $
1,726

Projected benefit obligation     $  15,192  $   11,918   $   3,468  $
2,362

Plan assets at fair value, primarily listed
   stocks and bank fixed income funds13,471     10,834           -
    -

Projected benefit obligation
   in excess of plan assets          1,721       1,084       3,468
2,362

Unrecognized net asset
   (obligation) at transition          789         917              (44)
 (55)

Unrecognized prior service costs     (386)       (417)       (587)
(647)

Unrecognized loss         (1,558)    (1,444)        (815)       (26)

Additional minimum liability             -           -         760
  112

Accrued pension cost             $     566  $      140   $   2,782  $
1,798

The weighted-average discount rate and rate of increase in future compensation levels used in determining the projected benefit obligation were 7-1/4% and 4%, respectively, for 1995, 8-1/2% and 5%, respectively, for 1994, and 7-1/4% and 4-1/2%, respectively, for 1993. The expected long-term rate of return on assets was 8% for 1995, 1994 and 1993.

Net periodic pension costs for the years ended December 31 include the following components:

                                           Majority Plan                                Supplemental Plan
                          1995            1994            1993            1995            1994           1993
                                          (in thousands)                                 (in thousands)
Service cost - benefits       $   758      $903            $769            $174            $150                       $
earned   during year                                                                                     86
Interest cost on                1,042    1,006             902              231            167
projectedbenefit                                                                                         149
obligation
Return on plan assets         (2,641)      387           (562)                -              -
                                                                                                         -
Net amortization anddeferrals   1,657      (1,345)         (393)             82             67
                                                                                                         45
Net periodic pension cost     $   816      $951            $716            $487            $384                       $
                                                                                                         280

Contributions to the Company's defined contribution plans and its employee stock ownership plan amounted to $724,000 and $249,000 in 1995, $489,000 and $292,000 in 1994, and $352,000 and $274,000 in 1993,
respectively.

The Company also participates in several industry-wide, multi-employer pension plans for certain of its union employees at MPC. These plans provide for monthly benefits based on length of service. Specified amounts per compensated hour for each employee are contributed to the trustees of these plans. Contributions by the Company to these plans amounted to $623,000 in 1995. The relative position of each employer participating in these plans with respect to the actuarial present value of accumulated plan benefits and net assets available for benefits is not available.

The Company provides OPRBs to certain employees. The following tables set forth the accumulated postretirement benefit obligation and net periodic postretirement benefit cost amounts recognized in the Company's consolidated financial statements at December 31:

                                     1995       1994
                                     (in thousands)
Accumulated postretirement
   benefit obligation:
     Active employees            $$ xx,xxx  $   10,710
     Retired employees               x,xxx       6,495
                                    xx,xxx      17,205
Unrecognized transition
   obligation            xxx,xxxx   (14,868)
Unrecognized gain           x,xxx      1,449
Accrued postretirement
benefit cost$               x,xxx         $3,786

The weighted-average discount rate used to measure the accumulated postretirement benefit obligation was 8-1/2% and 7-1/4% for the years ended December 31, 1994 and 1993, respectively. The Company used premium growth rates to compute assumed healthcare cost trend rates. In 1994, these rates ranged from 11-1/5% in 1995 to 5-1/4% in 2001 and thereafter and in 1993 these rates ranged from 13% in 1994 to 5-1/4% in 2000 and thereafter. Had these healthcare cost trend rates been higher by 1%, the net periodic postretirement benefit cost would have been higher by $207,000 in 1994 and the accumulated postretirement benefit obligation would have been higher by $1,516,000 in 1994.

Net periodic postretirement benefit costs for the years ended December 31 include the following components:
                                      1995      1994        1993
                                           (in thousands)
Service cost-benefits
   earned during year            $     xxx  $      555   $     462
Interest cost on accumulated
   postretirement benefit
   obligation               x,xxx      1,271        1,322
Amortization of transition
   obligation               XXXXX         826         826
Net periodic postretirement
   benefit cost$            X,XXX         $2,652      $2,610

For the years ended December 31, 1995, 1994, and 1993, the excess of net periodic postretirement benefit cost over the amount currently funded amounted to $1,086,000, $177,000 and $135,000, respectively.

SEGMENT INFORMATION
The Company's operations include two business segments: regulated water utilities and unregulated utility-related services. The water utilities segment includes the operations of the Company's two water utility subsidiaries. The utility-related services segment provides utility line locating services, installation, repairs and maintenance of underground pipelines, data processing and billing and payment processing, and other utility-related services to both unaffiliated utilities and to the Company's water utilities, and holds real estate for sale or development.

Intersegment   activity  primarily  represents  certain  operating  cost
allocations between affiliates.

Identifiable assets are those assets used exclusively in the operations of each business segment. Corporate assets are principally comprised of cash, miscellaneous receivables, and certain other property.
The following table shows operating revenues, operating earnings and other summary financial information by segment as of and for the year ended December 31, 1995, 1994 and 1993.

                                          Utility-
                              Water       Related
                              Utilities   Services    Corporation
Consolidated
   1995                                   (in thousands)

Operating revenues:
   Unaffiliated$        80,377          $66,688     $-         $147,065
   Affiliated               87       4,249     (4,336)           -
     Total                        80,464      70,937    (4,336)
147,065
Operating earnings      30,404       6,220           -      36,624

Depreciation             6,439       3,088           -       9,527

Identifiable assets              330,058      74,162      4,659
408,879

Capital expenditures, excluding
   acquisition of MPC             20,941       6,894         79
27,914

                                          Utility-
   1994                       Water       Related
                              Utilities   Services  Corporation
Consolidated
                                          (in thousands)
Operating revenues:
   Unaffiliated$        73,524          $37,855     $-         $111,379
   Affiliated               87       4,147     (4,234)           -
     Total                        73,611      42,002    (4,234)
111,379
Operating earnings      26,027       6,018           -      32,045

Depreciation             6,017       1,803           -       7,820

Identifiable assets              297,354      37,212      1,104
335,382

Capital expenditures              23,462       4,774         20
28,256

                                          Utility-
   1993                       Water       Related
                              Utilities   Services    Corporation
Consolidated
                                          (in thousands)
Operating revenues:
   Unaffiliated$        64,583          $19,659     $-         $84,242
   Affiliated              242       4,025     (4,267)           -
     Total                        64,825      23,684    (4,267)
84,242
Operating earnings      21,645       5,023           -      26,668

Depreciation             5,757         799           -       6,556

Identifiable assets              280,823      29,739      1,881
312,443

Capital expenditures,
   excluding acquisition
   of SM&P13,049                     778         140     13,967

Commitments and Contingencies
Pursuant to the 1986 Amendments of the Safe Drinking Water Act, the United States Environmental Protection Agency (EPA) continues to propose new drinking water standards and requirements which, if promulgated, could be costly and require substantial changes in current operations of the Company. The outcome of EPA's proposals are uncertain at this time. Additionally, the Indiana Department of Environmental Management issues permits for discharges from the Company's treatment stations, the terms and limitations of which can, and may well be, onerous. As a result, compliance with such permits may be expensive.

On August 10, 1994, the Commission approved a general increase in IWC's water rates, but deferred increasing IWC's rates to cover implemention of accrual accounting for postretirement life insurance and healthcare benefits (OPRBs), in accordance with Statement of Financial Accounting Standards No. 106 (SFAS No. 106), pending a determination of an appropriate restricted fund for the related revenues. On April 26, 1995, the Commission approved the creation of a grantor trust for these funds, as agreed upon by IWC and the Utility Consumer Counselor (UCC) and a related annual increase in IWC's water rates of approximately $1,800,000, to cover current costs and the amortization of the regulatory asset over approximately 18 years.

The Grantor Trust provides for the transfer to the Trust monthly and the subsequent investment and disbursement by the Trust of all amounts received by IWC in rates to cover its OPRB obligations. The Trust Agreement contains certain provisions which limit investment activities, provide for annual reporting and, in the event that Trust funds are no longer needed for OPRB purposes, directs payment of the remaining funds to IWC ratepayers.

On September 23, 1994, IWC filed a petition for Commission approval of a new schedule of rates and charges. The increase in revenues sought by IWC was approximately $5,100,000, or 8%, based on water consumption for the twelve months ended June 30, 1994. On April 5, 1995, the UCC, four intervening customers and IWC filed with the Commission a Settlement Agreement which, as revised on April 27, 1995, set forth the parties' agreement resolving all issues in the case and their recommendation that the Commission approve an annual increase in IWC's rates of $2,547,000, or approximately 4%. The parties further agreed not to seek an adjustment in IWC's basic rates and charges prior to April 1, 1997, subject to IWC's interim right to request approval of new rates to cover operating expenses connected with implementing measures which might be required in connection with new National Pollutant Discharge Elimination System permits which IWC anticipates receiving for wastewater discharges at its Fall Creek and White River Stations (NPDES permits). The parties also agreed that prior to April 1, 1997, IWC may request that the Commission approve, in a separate proceeding, prior to April 1, 1997, the continuation of the allowance for funds used during construction (debt component only), and the deferral of depreciation, on any capital expenditures made in connection with new NPDES permits at the Fall Creek and White River Stations or IWC's anticipated new South Well Field Station until a rate base determination has accrued with respect to these items in IWC's next rate case. On May 10, 1995, Commission approved all terms of the parties' settlement and the related rate increase.

On March 22, 1995, the Commission granted IWC authority to issue, on or before December 31, 1996, an aggregate of $30,000,000 in securities, to consist of not more than $18,000,000 in the form of long-term debt and/or preferred equity, and, assuming favorable market conditions, up to $12,000,000 in common equity. IWC issued $18,000,000 of long-term debt in September 1995, in the form of First Mortgage Bonds, 5.85% Series due 2025. Proceeds from the issuance of these securities may be used for the construction, extension and improvement of IWC's facilities, plant and distribution system, reimbursement of IWC's treasury for plant capital expenditures previously made, and the discharge or refunding of short-term debt and higher cost long-term debt.

In December 1995, Resources made an equity capital contribution to IWC of $10,505,000. In 1996, IWC Resources intends to make another equity capital contribution to IWC of $1,495,000, and exhaust the $12,000,000 authorized from the Commission for new IWC equity. The amounts invested by Resources were derived from proceeds of the sale of common shares of the Company through its Dividend Reinvestment and Stock Purchase Plan.

The Company has agreements with five key executives which provide that in the event of change of control of the Company, each executive vests in a three-year employment contract at his then existing level of compensation. In the case of three of these key executives, in the event of change of control of the Company, a supplemental pension applies pursuant to their contracts that provides the difference between their benefits under the regular benefit plans and that which would be available upon attaining age 65.

Quarterly Financial Data (Unaudited)
                                            Quarters
                              First       Second      Third       Fourth
                                (in thousands, except per share data)
1995
Operating revenues (a)        $   24,455  $   33,002  $  43,831   $
45,777
Operating earnings (a)             4,080       9,754     13,914
8,876
Net earnings               282       3,255       5,517       3,138
Net earnings per common and common
   equivalent share                  .04         .46        .73
 .41

1994
Operating revenues (a)        $   21,514      29,056     32,632
28,177
Operating earnings (a)             3,399       8,851     11,638
8,157
Net earnings               423       3,227       4,238       2,254
Net earnings per common and common
   equivalent share                  .06         .47        .61
 .33

(a)Certain reclassifications have been made to originally reported amounts to conform with classifications adopted for December 31, 1995. These reclassifications did not have a material effect on the quarterly results as originally reported.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
and Shareholders
IWC Resources Corporation:
We have audited the accompanying consolidated balance sheets of IWC Resources Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of shareholders' equity, earnings, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IWC Resources Corporation and subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.


Indianapolis, Indiana
January 2X, 1996

Selected Financial Data
The selected consolidated financial data presented below have been derived from and should be read in conjunction with the Company's Consolidated Financial Statements and related Notes thereto included elsewhere in this report.

Summary of Operations Data:

                                                                   Year Ended December 31,
                                     1995             1994             1993             1992            1991
                                                            (in thousands, except per share data)
Operating revenues                                $       $111,379      $84,242          $63,452        $59,930
                                     47,065
Operating earnings                                         32,045    26,668          24,283          22,494
                                     36,624
Cumulative effect of accounting                                 -         -               -           1,280
change                               -
Net earnings                                      $       $10,142       $9,376           $8,113         $9,017
                                     12,192
Per common and common equivalent
share:
              Earnings before                                1.47      1.41            1.27            1.45
cumulative effect                    1.64
                of accounting change
              Cumulative effect of                              -         -               -            0.24
accounting change                    -
                Net earnings                      $       $  1.47       $1.41            $1.27          $1.69
                                     1.64
Cash dividends per common share                   $       $  1.40       $1.40            $1.395         $1.38
                                     1.40
Average number of common and
               common equivalent                            6,901     6,658           6,379           5,335
shares outstanding                   7,438
Utility plant, net
Total assets
Capitalization:
               Long-term debt
                 (excluding current               $       $98,225       $85,375          $86,275        $72,675
portion)                             113,375
               Preferred stock of
subsidiary                                                  5,705     5,705           4,505           4,505
                 and redeemable      5,705
preferred stock
               Common shareholders'               106,328  78,938       77,014           67,205         66,695
equity
Total capitalization                 $                    $182,868      $168,094         $157,985       $143,875
                                     225,408

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

GENERAL
The most significant changes in the consolidated financial condition and results of operations of IWC Resources Corporation and subsidiaries (Company) are attributable to the combined operations of its two segments: (1) water utilities and (2) utility-related services. These segments are discussed more fully in Notes to Consolidated Financial Statements, Segment Information.

Beginning in 1993, the Company has grouped its operations according to major segments. The Company acquired SM&P Utility Resources, Inc. (formerly SM&P Conduit Co., Inc.) (SM&P) in June 1993, and Miller Pipeline Corporation (MPC) in August 1995. As a result of these acquisitions, many of the differences between results of operations in the utility-related services segment for 1995, 1994 and 1993 are due primarily to the operations of MPC and/or SM&P, which are included in this segment.

1995 COMPARED TO 1994
Operating earnings in the water utilities segment increased to $30,404,000 (37.8% of revenues) in 1995 from $26,027,000 (35.4% of revenues) in 1994. Improvement in operating earnings in this segment is primarily due to the net effects of three increases in water rates approved by the Indiana Utility Regulatory Commission effective August 10, 1994, April 26, 1995, and May 10, 1995, an increase of $1,087,000 in income taxes collected from developers, offset by a moderate increase in total operating expenses. Operating earnings in the utility-related services segment increased $202,000 in 1995 as compared to 1994; however, the margin on operating earnings decreased to 9.3% in 1995 as compared to 15.9% in 1994. The reduction in the margin on operating earnings in this segment is primarily due to increased labor and other operating costs incurred related to the expansion of SM&P. Management is aware of the circumstances which cause this problem and is taking steps to improve the operating margin in this segment during 1996 by introducing procedures to position itself to serve the upper quality-oriented end of its market and commence partnering efforts with companies in this market to eliminate their service outages caused by underground damages.

Total operating revenues increased $35,686,000 (32.0%). Operating revenues applicable to the water utilities segment increased $5,766,000, excluding an increase of $1,087,000 in income taxes collected from developers, representing an 8.2% increase over 1994, and is primarily due to the three rate increases and a moderate increase in total water consumption. Water consumption is affected by the frequency and pattern of rainfall, temperatures, the level of economic activity, and conservation efforts.

The increase in utility-related services segment operating revenues of $28,833,000 (76.2%) is primarily due to $21,000,000 in operating revenues at MPC and the continued expansion of business contracts at SM&P.

Total operation and administration and maintenance expenses increased $27,831,000 (43.7%) of which $26,052,000 is applicable to the utility-related services segment. The increase in water utilities segment expenses of $1,779,000 which is discussed below represents a 5.0% increase over 1994 and is primarily due to the effects of inflation on the Company's costs and other factors. Labor expenses increased $80,000 (.6%) mainly due to the net effects of a reduction in maintenance repairs experienced resulting from milder weather in 1995 as compared to the extremely cold weather in January and February of 1994, an increase in capitalized labor due to increased construction and other factors, offset by a general wage increase, effective January 1, 1995. Power costs increased $229,000 (8.2%) primarily due to increased power rates. Chemical costs increased $322,000 (26.7%) primarily due to increased usage and higher chemical costs. The cost of outside services increased $284,000 (4.7%) chiefly due to an increase in consulting and other services. Insurance expense decreased $114,000 (2.7%) primarily due to an insurance rebate received in June 1995. Regulatory expenses increased $200,000 (104.1%) primarily due to increased rate case expenses. Costs of the Company's pension and other benefit plans increased $756,000 (31.7%) primarily due to the amortization of cost of postretirement benefits other than pensions commencing May 1995 resulting from the settlement of IWC's rate case on April 26, 1995.

Operation and administration expenses applicable to the utility-related services segment increased $9,384,000 (33.4%) excluding $16,668,000 in expenses applicable to the operations of MPC. Labor expense increased $3,986,000 (21.5%) primarily due to the addition of employees resulting from the expansion of SM&P. Materials expense increased $511,000 (25.8%) primarily due to the expansion of business of SM&P. Transportation costs increased $1,259,000 (69.0%) primarily due to the increase in the number of vehicles, leasing costs and associated maintenance costs. Insurance expense increased $644,000 (24.4%) primarily due to higher healthcare premiums resulting from increased numbers of employees and increases in general liability and worker's compensation insurance premiums. Other fringe benefit costs, including pension related benefits, increased $1,121,000 (66.3%) primarily due to the cost of increased benefits to an increasing employee base. Cable cut costs increased $640,000 (55.3%) primarily due to the expansion of business and the increased costs associated with such cuts.

Depreciation increased $1,707,000 (21.8%) of which $1,285,000 is applicable to the utility-related services segment. The increase in water utilities segment and utility-related services segment depreciation is primarily due to additional utility plant and other property placed in service including other property added through the acquisition of MPC.

Taxes other than income taxes increased $1,569,000 (20.1%) of which $1,295,000 is applicable to the utility-related services segment which results primarily from payroll related taxes. The remaining increase of $274,000 applicable to the water utilities segment is primarily due to an increase in property taxes resulting from additional plant in service.

The increase in interest expense, net, of $1,436,000 (18.0%) is largely due to the combined effects of higher average debt outstanding.

Income taxes increased $1,096,000 (8.6%) primarily due to an increase of $1,087,000 in income taxes collected from developers.

1994 COMPARED TO 1993
Operating revenues increased $27,137,000 (32.2%) of which $18,196,000 is applicable to the utility-related services segment. The increase in water utilities segment revenues of $5,330,000, excluding $3,6ll,000 in income taxes collected from developers, represents an 8.2% increase over 1993, and is primarily due to an 8.8% increase in total water consumption, reflecting more normal weather conditions experienced during summer 1994 as compared to conditions experienced during summer 1993.

Operation and administration expenses increased $18,582,000 (41.2%) of which $15,083,000 is applicable to the utility-related services segment. The increase in water utilities segment expenses of $3,499,000 which is discussed below represents a 10.9% increase over 1993 and is primarily due to the effects of inflation on the Company's costs and other factors. Labor expenses increased $435,000 (3.3%) mainly due to a general wage increase, effective January 1, 1994. Power costs increased $181,000 (7.0%) primarily due to increased pumpage. Chemical costs increased $454,000 (60.1%) primarily due to increased usage and higher chemical costs. Materials and transportation costs increased $477,000 (22.6%) largely due to an increase in maintenance activities. The cost of outside services increased $279,000 (4.8%) chiefly due to an increase in consulting and other services. Insurance expense increased
$1,009,000 (30.8%) reflecting higher health and general liability insurance premium costs and nonrecurring credits recognized in 1993. Regulatory expenses decreased $97,000 (33.5%) primarily due to decreased rate case expenses. Costs of the Company's pension and other benefit plans increased $841,000 (54.5%) primarily due to the higher costs of benefits provided.

In 1994, operating earnings in the utility-related services segment was $6,018,000 (15.9% of revenues) compared to $5,023,000 (25.6% of revenues) in 1993. The reduction in the margin on operating earnings is primarily due to additional expenses incurred to expand SM&P's business in 1994.

Depreciation increased $1,264,000 (19.3%) of which $1,004,000 is applicable to the utility-related services segment. The increase in water utilities segment depreciation of $260,000 represents a 4.5% increase over 1993, and is primarily due to additional plant placed in service.

Taxes other than income taxes increased $1,914,000 (32.4%) of which $1,114,000 is applicable to the utility-related services segment. The remaining increase of $800,000 applicable to the water utilities segment is primarily due to an increase in property taxes resulting from additional plant in service.

The increase in interest expense, net, of $664,000 (9.1%) is largely due to the combined effects of higher average debt outstanding and higher interest rates. The increase in amortization of acquisition costs of $452,000 (67.1%) is primarily due to the acquisition of SM&P in 1993.

Income taxes increased $3,396,000 (36.4%) primarily due to $3,611,000 in income taxes collected from developers.


LIQUIDITY AND CAPITAL RESOURCES
At the present time, the Company's business activities are conducted through its regulated water utilities and unregulated utility-related businesses. The Company acquired SM&P in June 1993 and MPC in August 1995 which diversified the Company's operations. The Company may, in the future, become involved in other water utilities and utility-related activities through the acquisition or formation of additional subsidiaries. The source of capital to finance these subsidiaries will be determined at the time they are established or acquired. However, the Company does not intend to enter into any business that would impair the Company's primary commitment to maintain and develop its water utilities to meet the current and future needs of its customers.

CASH FLOWS FROM OPERATING ACTIVITIES
Cash flows from operating activities result primarily from net earnings adjusted for non-cash items such as depreciation and deferred taxes and changes in operating assets and liabilities. The seasonal nature of the Company's business typically results in higher operating revenues in the second and third quarters of the year than in the first and fourth quarters. Fluctuations in accounts payable and accrued expenses result primarily from property taxes and timing of payments, whereas federal income taxes vary with pretax earnings.

CASH FLOWS FROM INVESTING ACTIVITIES
Cash flows from investing activities fluctuate primarily as a result of additions to utility plant and other property and the level of customer advances for construction, net of refunds. In August 1995, the Company used the proceeds from additional short-term borrowings of $5,600,000 to acquire the net assets of MPC.

During 1995 and 1994, the Company added $42,835,000 (including $14,921,000 from the acquisition of MPC) and $28,256,000, respectively, to utility plant and other property. The Company continues to experience significant growth in its distribution system. Approximately 85 miles of new mains were placed in service in 1995 compared with approximately 113 miles during 1994. The Company received approximately $8,233,000 in new customer advances for construction of new mains in 1995 and $9,175,000 in 1994. Such advances are subject to refund over a ten-year period based on the addition of new customers to the constructed mains. The Company refunded approximately $2,900,000 during 1995 and $2,200,000 during 1994.

CASH FLOWS FROM FINANCING ACTIVITIES
Cash flows from financing activities consist primarily of the Company's borrowings, dividend payments and sales of common stock. The Company utilizes borrowings against its lines of credit with local banks for its short-term cash needs.

In January 1994, the Company prepaid $1,200,000 in principal amount of its 12-7/8% Series Bonds at a premium of $77,000. In February 1995, the Company prepaid an additional $1,150,000 in principal amount of these bonds at a premium of $65,000 and in December 1995, the Company prepaid the remaining $2,850,000 principal balance of these bonds at a premium of $138,000. Funds used to prepay these amounts were derived from proceeds of the sale of common shares through the Company's Dividend Reinvestment and Stock Purchase Plan.

During March 1994, the Company issued $14,000,000 of 6.31% Senior Notes due March 15, 2001. Proceeds from these notes were used to repay $13,700,000 in short-term notes with banks incurred for the acquisition of SM&P.

IWC filed a petition with the Commission to issue on or before December 31, 1996, up to $30,000,000 in principal amount of long-term debt, preferred stock and common equity capital. In March 1995, the Commission granted IWC authority to issue, on or before December 31, 1996, an aggregate of $30,000,000 in securities, to consist of not more than $18,000,000 in the form of long-term debt and/or preferred equity, and assuming favorable market conditions, at least $12,000,000 in common equity. In September 1995, IWC issued $18,000,000 of 5.85% Series First Mortgage Bonds to secure a like amount of Economic Development Bonds issued by the City of Indianapolis bonds due September 1, 2025. Proceeds from this issue were deposited with a trustee and will be used for the construction, extension and improvement of IWC's facilities, plant and distribution system and reimbursement of IWC's treasury for plant capital expenditures previously made.

In December 1995, the Company invested approximately $10,505,000 in the common stock of IWC and intends to invest in 1996 the remaining balance of the $12,000,000 authorized by the Commission. The amounts invested were derived from proceeds of the sale of common shares through the Company's Dividend Reinvestment and Stock Purchase Plan.

The Company's goal is to reduce the percentage of net earnings applicable to common and common equivalent shareholders declared payable in cash dividends to a level which allows the Company greater flexibility in operating its businesses. Approximately 84%, 95%, and 99% of net earnings applicable to common and common equivalent shareholders were declared payable in cash dividends during 1995, 1994, and 1993, respectively. The reduction in the payout percentage in 1995 is due primarily to improved net earnings resulting from diversification of the Company's businesses and improved operating results in the water utilities segment. Cash dividends declared payable to common and common equivalent shareholders, as a percentage of net cash provided by operating activities, decreased to 45.2% during 1995, compared to 46.2% and 45.7% in 1994 and 1993, respectively. Long-term debt, as a percentage of total capital and long-term debt, decreased to 51.6% at December 31, 1995, compared to 55.4% at December 31, 1994. The decrease in the "debt ratio" was primarily due to the net effects of the issuance of new long-term debt of $18,000,000, the payment of long-term debt of $2,850,000, issuance of common stock through the Company's dividend reinvestment plan of $10,809,000, the issuance of common stock for the acquisition of MPC of $14,348,000, and an increase in retained earnings of $1,923,000.

At December 31, 1995, the Company had lines of credit with banks aggregating $43,000,000 which require a compensating cash balance of $100,000. At December 31, 1995, unused lines of credit aggregated
$13,659,000. Interest on borrowings under the lines of credit is variable (an average of 6.58% at December 31, 1995).

CAPITAL EXPENDITURES
Capital expenditures for 1996 are budgeted at approximately $xx,000,000 and are expected to be financed primarily from internally generated cash, customer advances for construction, short-term bank borrowings, and long-term financing. Capital expenditures for the five-year period 1996 through 2000 are budgeted at approximately $xxx,000,000 with the major portion for new mains and distribution and plant facilities. The Company anticipates that it will be necessary during the five-year period 1996 through 2000 to secure additional outside financing from both short-and long-term debt and equity capital, in order to finance planned capital expenditures and long-term debt maturities.

Projected capital expenditures do not include any construction projects that IWC could be required to undertake to comply with legislative or regulatory environmental or water quality requirements that may be imposed in the future. If IWC is required to adopt new methods of water treatment, the costs involved will be substantial. Capital costs are presently estimated at $27,000,000 for ozonation and $105,000,000 for granular activated carbon (GAC). Additionally, IWC is subject to regulatory requirements regarding discharges from its treatment plants. The Company estimates that the cost to comply with possible changes to existing regulatory requirements for discharges could aggregate $34,000,000 for additional facilities and $2,000,000 in increased annual operating costs. Such costs and expenses should be recoverable through water rates, but only after appropriate regulatory action.

ENVIRONMENTAL MATTERS
The Company's utility operations are subject to pollution control and water quality control regulations, including those issued by the Environmental Protection Agency (EPA), the Indiana Department of
Environmental Management (IDEM), the Indiana Water Pollution Control Board and the Indiana Department of Natural Resources. Under the Federal Clean Water Act and Indiana's regulations, the Company must obtain National Pollutant Discharge Elimination System (NPDES) permits for discharges from its White River, Fall Creek, Thomas W. Moses, and the Geist treatment stations. The Company's current NPDES permits were to have expired on June 30, 1989, for White River and Fall Creek stations, December 31, 1990, for Thomas W. Moses and April 30, 1994, for Geist treatment station. Applications for renewal of the permits have been filed with, but not finalized by, IDEM (these permits continue in effect pending review of the applications). IDEM has authority to impose new requirements and restrictions with respect to these permits and such limitations could be difficult and expensive. The full impact of any such restrictions cannot be assessed with certainty at this time. The Company anticipates, however, that the capital costs and expense of compliance with any such restrictions could be significant.

Under the federal Safe Drinking Water Act (SDWA), the Company is subject to regulation by EPA of the quality of water it sells and treatment techniques it uses to make the water potable. EPA promulgates nationally applicable maximum containment levels (MCLs) for "contaminants" found in drinking water. Management believes that the Company is currently in compliance with all MCLs promulgated to date. EPA has continuing authority, however, to issue additional regulations under the SDWA, and Congress amended the SDWA in July 1986 to require EPA, within a three-year period, to promulgate MCLs for over 80 chemicals not then regulated. EPA has been unable to meet the three-year deadline, but has promulgated MCLs for many of these chemicals and has proposed additional MCLs.

Management of the Company believes that it will be able to comply with the promulgated MCLs and those now proposed without any change in treatment technique, but anticipates that in the future, because of EPA regulations, the Company may have to change its method of treating drinking water to include ozonation and/or GAC. In either case, the capital costs could be significant (currently estimated at $27,000,000 for ozonation and $105,000,000 for GAC), as would be the Company's increase in annual operating costs (currently estimated at $1,400,000 for ozonation and $5,600,000 for GAC). Actual costs could exceed these estimates. The Company would expect to recover such costs through its water rates; however, such recovery may not necessarily be timely.

Under a 1991 law enacted by the Indiana Legislature, a water utility, including the utility subsidiaries of the Company, may petition the Indiana Utility Regulatory Commission (Commission) for prior approval of its plans and estimated expenditures required to comply with provisions of, and regulations under, the Federal Clean Water Act and SDWA. Upon obtaining such approval, the utility may include, to the extent of its estimated costs as approved by the Commission, such costs in its rate base for ratemaking purposes and recover its costs of developing and implementing the approved plans if statutory standards are met. The capital costs for such new systems, equipment or facilities or modifications of existing facilities may be included in the utility's rate base upon completion of construction of the project or any part thereof. While use of this statute is voluntary on the part of a utility, if utilized it should allow utilities a greater degree of confidence in recovering major costs incurred to comply with environmentally related laws on a timely basis.

RATE CASE
On August 10, 1994, the Commission approved a general increase in IWC's water rates, but deferred increasing IWC's rates to cover implemention of accrual accounting for postretirement life insurance and healthcare benefits (OPRBs), in accordance with Statement of Financial Accounting Standards No. 106 (SFAS No. 106), pending a determination of an appropriate restricted fund for the related revenues. On April 26, 1995, the Commission approved the creation of a grantor trust for these funds, as agreed upon by IWC and the Utility Consumer Counselor (UCC) and a related annual increase in IWC's water rates of approximately $1,800,000, to cover current costs and the amortization of the regulatory asset over approximately 18 years.

The Grantor Trust provides for the transfer to the Trust monthly and the subsequent investment and disbursement by the Trust of all amounts received by IWC in rates to cover its OPRB obligations. The Trust Agreement contains certain provisions which limit investment activities, provide for annual reporting and, in the event that Trust funds are no longer needed for OPRB purposes, directs payment of the remaining funds to IWC ratepayers.

On September 23, 1994, IWC filed a petition for Commission approval of a new schedule of rates and charges. The increase in revenues sought by IWC was approximately $5,100,000, or 8%, based on water consumption for the twelve months ended June 30, 1994. On April 5, 1995, the UCC, four intervening customers and IWC filed with the Commission a Settlement Agreement which, as revised on April 27, 1995, set forth the parties' agreement resolving all issues in the case and their recommendation that the Commission approve an annual increase in IWC's rates of $2,547,000, or approximately 4%. The parties further agreed not to seek an adjustment in IWC's basic rates and charges prior to April 1, 1997, subject to IWC's interim right to request approval of new rates to cover operating expenses connected with implementing measures which might be required in connection with new National Pollutant Discharge Elimination System permits which IWC anticipates receiving for wastewater discharges at its Fall Creek and White River Stations (NPDES permits). The parties also agreed that prior to April 1, 1997, IWC may request that the Commission approve, in a separate proceeding, prior to April 1, 1997, the continuation of the allowance for funds used during construction (debt component only), and the deferral of depreciation, on any capital expenditures made in connection with new NPDES permits at the Fall Creek and White River Stations or IWC's anticipated new South Well Field Station until a rate base determination has accrued with respect to these items in IWC's next rate case. On May 10, 1995, Commission approved all terms of the parties' settlement and the related rate increase.

On March 22, 1995, the Commission granted IWC authority to issue, on or before December 31, 1996, an aggregate of $30,000,000 in securities, to consist of not more than $18,000,000 in the form of long-term debt and/or preferred equity, and, assuming favorable market conditions, up to $12,000,000 in common equity. IWC issued $18,000,000 of long-term debt in September 1995, in the form of First Mortgage Bonds, 5.85% Series due 2025. Proceeds from the issuance of these securities may be used for the construction, extension and improvement of IWC's facilities, plant and distribution system, reimbursement of IWC's treasury for plant capital expenditures previously made, and the discharge or refunding of short-term debt and higher cost long-term debt.

In December 1995, Resources made an equity capital contribution to IWC of $10,505,000. In 1996, IWC Resources intends to make another equity capital contribution to IWC of $1,495,000, and exhaust the $12,000,000 authorized from the Commission for new IWC equity. The amounts invested by Resources were derived from proceeds of the sale of common shares of the Company through its Dividend Reinvestment and Stock Purchase Plan.

TRENDS, INFLATION AND CHANGING PRICES
Under normal conditions and particularly during periods of inflation, water utility revenues from increased water consumption will not keep pace with the increase in operating costs. Therefore, periodic water rate and service charge adjustments are necessary, with the frequency of such increases being partially determined by the amount of inflation.

Results for any interim period are not indicative of results to be expected for the year. Typically, the seasonal nature of the Company's business results in a higher proportion of operating revenues being realized in the second and third quarters of the year than the first and fourth quarters of the year.

COMPARATIVE HIGHLIGHTS



                                  1995     1994     1993      1992
1991
                                    (in   thousands,  except  per  share
data)

Operating revenues              $147,065 $111,379 $84,242  $  63,452 $
59,930

Operating earnings               36,624   32,045   26,668     24,283
22,494

Income taxes                     13,820   12,724    9,328      9,197
7,905

Net earnings applicable to
  common and common equivalent
  shareholders                   12,192   10,142    9,376      8,113
9,017

Average number of common and
  common equivalent shares
  outstanding during year         7,438    6,901    6,658      6,379
5,335

Per common and common
  equivalent shares:
    Net earnings                   1.64     1.47     1.41       1.27
*1.45

    Dividends declared             1.40     1.40     1.40      1.395
 1.38

Book value                      $ 12.81  $ 11.38  $ 11.20  $   10.49 $
10.54

Capital additions               $27,914  $28,256  $13,967  $  15,751 $
14,416

Total assets                    408,879  335,382  312,443    275,112
279,608


*$1.69 including cumulative effect of an accounting change

                           SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
OF 1934
                              (AMENDMENT NO. ___)

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant[ ]

Check the appropriate box:

[ X ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[   ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting   Material   Pursuant   to   <section>240.14a-11(c)  or
      <section>240.14a-12


                             IWC RESOURCES, INC.
              (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X]  $125  per  Exchange  Act Rules 0-11(c)(1)(ii),  14a-6(i)(1),  14a-
      6(i)(2)
      or Item 22(a)(2) of Schedule 14A.
[   ] $500 per each party to  the  controversy  pursuant to Exchange Act
      Rule 14a-6(i)(3).
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and

      0-11.

      1) Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4)  Proposed maximum aggregate value of transaction:

      5)  Total fee paid:

[   ] Fee paid previously with preliminary materials.
[   ] Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      1)  Amount Previously Paid:

      2)  Form, Schedule or Registration Statement No.:

      3)  Filing Party:

      4)  Date Filed: